Commission                        UNITED STATES
File Number            SECURITIES AND EXCHANGE COMMISSION
33-2749                      Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

 X  Form 10-K      Form 20-F       Form 11-K       Form 10-Q      Form N-SAR
---           ----            -----          -----           -----

     For Period Ended:   February 28, 1997
                         ------------------
     (    )    Transition Report on 10-K
     (    )    Transition Report on 20-F
     (    )    Transition Report on 11-K
     (    )    Transition Report on 10-Q
     (    )    Transition Report on N-SAR
     For the Transition Period Ended :  --------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.
____________________________________________________________________
____________________________________________________________________

PART I - REGISTRANT INFORMATION

First Mortgage Corporation
____________________________________________________________________
Full Name of Registrant

Not Applicable
_____________________________________________________________________
Former Name if Applicable

257 East 200 South, Suite 950,
_____________________________________________________________________
Address of Principal Executive Office (Street and Number)

 Salt Lake City, Utah 84111
_____________________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

 (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort of expense;
 X      (b)     The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, of portion thereof, will be filed on or before the fifteenth calendar day
-----           following the prescribed due date; or the subject quarterly
(Check)         report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)    The accountant's statements or other exhibit required by Rule
                12b-25(c) has been attached if applicable.

PART III - NARRATIVE

 Accountant has been ill and missed work for the last few weeks.


PART IV- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 William S. Greaves     801              363-7663
_____________________________  ___________    ______________________
        (Name)            (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(b) of the Securities and Exchange Act of 1934 or Section 30 or the Investments Company Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                  X     Yes           No
                                              --------       --------
____________________________________________________________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 X     Yes            No
                                              --------       --------
______________________________________________________________________

If no, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
______________________________________________________________________________

                           First Mortgage Corporation
       __________________________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

      May 30, 1997             /s/  William S. Greaves
Date:_______________      By: ___________________________________
                               William S. Greaves, President
                               Principal Executive Officer)
                               (Principal Financial and
                               Accounting Officer)